UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ECD AUTOMOTIVE DESIGN, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ECD Automotive Design, Inc.

4390 Industrial Lane

Kissimmee, Florida 34758

Dear Stockholder:

As you are aware, the Board of Directors of ECD Automotive Design, Inc. (the “Company,” “we,” or “our”) has called a Special Meeting of Stockholders (the “Special Meeting”) which will be held on January 12, 2026 at 11:00 A.M. Eastern Time, or at any adjournment or postponement thereof.

The information in this letter is intended to correct certain information included in the definitive proxy statement relating to the Special Meeting, which was filed with the Securities and Exchange Commission on December 29, 2025 (the “Proxy Statement”).

Corrective Disclosures to the Proxy Statement

The Outstanding Shares and Quorum paragraph on page 2 of the Proxy Statement is hereby amended and replaced in its entirety with the following:

Outstanding Shares and Quorum

The number of outstanding shares of Common Stock entitled to vote at the Special Shareholder Meeting is 6,876,873. Each share of Common Stock is entitled to one vote. The presence in person or by proxy at the Special Shareholder Meeting of the holders of 2,292,291 shares, or one-third of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum. There is no cumulative voting. Shares that abstain or for which the authority to vote is withheld on certain matters (so- called "broker non-votes”) will be treated as present for quorum purposes on all matters.

Additional Information

This letter should be read in conjunction with the Proxy Statement, which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

YOUR VOTE IS VERY IMPORTANT. Regardless of whether you plan to participate in the Special Meeting, we ask that you promptly cast your vote following the instructions provided on the proxy card or on the materials provided by your broker if you own your shares in “street name.”

Dated January 7, 2026

/s/ Scott Wallace _____________________ Scott Wallace Chief Executive Officer